Exhibit 99.1

NORTEK REPORTS 3rd-QUARTER RESULTS
COMPANY POSTS INCREASED SALES

PROVIDENCE, RI, November 15, 2011-Nortek, Inc. (“Nortek”) (NASDAQ:NTK), a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and technology products, today announced its third-quarter financial results. Nortek reported sales of $552 million and operating earnings of $14.0 million for the quarter ended October 1, 2011.

Key financial highlights for the third quarter of 2011 included:

•
Net sales of $552 million compared to the $497 million recorded in the third quarter of 2010, an increase of 11 percent. Acquisitions contributed approximately $58.8 million to the increase in net sales.

•	Operating earnings of $14.0 million compared to $26.7 million in the third quarter of last year. Acquisitions contributed approximately $7.4 million to operating earnings in this year's third quarter.

•	Depreciation and amortization expense of $21.4 million compared to $19.2 million in the third quarter of 2010.

As of October 1, 2011, Nortek had approximately $57 million in unrestricted cash, cash equivalents and marketable securities and had $77 million of outstanding debt under its revolving credit facility. Subsequent to the end of the quarter, Nortek elected to pay down its revolving credit facility by an additional $25 million.

Key financial highlights for the first nine months of 2011 included:

•	Net sales of $1,605 million compared to the $1,437 million recorded in the first nine months of 2010. Acquisitions contributed approximately $169.3 million to the increase in net sales.

•
Operating earnings of $36.7 million compared to $58.0 million in the first nine months of 2010. Acquisitions contributed approximately $12.1 million to operating earnings in the first nine months of 2011.

•	Depreciation and amortization expense of $71.8 million compared to $72.7 million in the first nine months of 2010.

Since David Smith's appointment as Interim Chief Executive Officer on July 1st, a committee of the Board of Directors has been overseeing the recruitment process for a permanent CEO, which is progressing as planned. It is expected that a new CEO will be announced by the end of the year.

“Nortek's businesses that serve the non-residential and institutional markets showed considerable strength in the quarter. Our commercial HVAC segment posted increased net sales of 21 percent,” Mr. Smith said. “Ergotron also continues to introduce exciting new products for the education, healthcare and office markets.”

Mr. Smith continued, “Nortek is focused on driving improvement in its business and managing costs in order to increase margins and improve cash flow, as meaningful near-term improvement in the residential and commercial construction markets and the overall economy appear unlikely. Nortek is well positioned to take advantage of opportunities when the business climate improves. Finally, Nortek is pleased to report that today we began trading on the NASDAQ Global Market under the symbol NTK.”

ABOUT NORTEK
Nortek* is a leading diversified global manufacturer of innovative, branded residential and commercial ventilation, HVAC and technology products. Nortek offers a broad array of products, including: range hoods, bath fans, indoor air quality systems, heating and air conditioning systems, and technology offerings, including audio, video, access control, security and digital display mounting and mobility products.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “intend,” “may,” “plan,” “potential,” “project,” “should,” or “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components, freight costs, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment levels, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, prices, and product and warranty liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission including the description of “risk factors” set forth under IA in our annual report on Form 10-K, as updated on subsequent quarterly reports on Form 10-Q.

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NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

	For the third quarter ended		For the first nine months ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010
	(Dollar amounts in millions, except shares and per share data)

Net Sales	$551.8	$496.6	$1,605.3	$1,436.5

Costs and Expenses:
Cost of products sold	409.6	361.4	1,183.3	1,051.5
Selling, general and administrative expense, net	117.1	100.1	351.4	298.0
Amortization of intangible assets	11.1	8.4	33.9	29.0
	537.8	469.9	1,568.6	1,378.5
Operating earnings	14.0	26.7	36.7	58.0
Interest expense	(24.6)	(22.9)	(81.0)	(69.9)
Loss from debt retirement	—	—	(33.8)	—
Investment income	—	0.1	0.1	0.1
(Loss) earnings before benefit from income taxes	(10.6)	3.9	(78.0)	(11.8)
Benefit from income taxes	(8.5)	(5.9)	(22.9)	(8.5)
Net (loss) earnings	$(2.1)	$9.8	$(55.1)	$(3.3)

Basic (loss) earnings per share	$(0.14)	$0.65	$(3.64)	$(0.22)

Diluted (loss) earnings per share	$(0.14)	$0.64	$(3.64)	$(0.22)

Weighted Average Common Shares:
Basic	15,128,246	15,000,000	15,121,093	15,000,000
Diluted	15,128,246	15,301,864	15,121,093	15,000,000

The accompanying notes are an integral part of this unaudited condensed consolidated summary of operations.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

(A)
Nortek, Inc. (“Nortek”) and all of its wholly-owned subsidiaries, collectively the “Company”, is a diversified manufacturer of innovative, branded residential and commercial building products, operating within four reporting segments. Through these segments, the Company manufactures and sells, primarily in the United States, Canada and Europe, a wide variety of products for the remodeling and replacement markets, the residential and commercial new construction markets, the manufactured housing market and the personal and enterprise computer markets.

The Company operates on a calendar year and for its interim periods operates on a 4-4-5 fiscal calendar, where each fiscal quarter is comprised of two 4-week periods and one 5-week period, with each week ending on a Saturday. The Company's fiscal year always begins on January 1 and ends on December 31. As a result, the Company's first and fourth quarters may have more or less days included than a traditional 4-4-5 fiscal calendar, which consists of 91 days. The third quarters ended October 1, 2011 (“third quarter of 2011”) and October 2, 2010 (“third quarter of 2010”) each include 91 days. The first nine months ended October 1, 2011 ("first nine months of 2011") and October 2, 2010 ("first nine months of 2010") include 274 days and 275 days, respectively.

The accompanying unaudited condensed consolidated summary of operations reflects the accounts of Nortek and all of its wholly-owned subsidiaries after elimination of intercompany accounts and transactions, without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of the interim periods presented. Operating results for the third quarter and first nine months ended October 1, 2011 are not necessarily indicative of the results that may be expected for other interim periods or for the year ending December 31, 2011.

This unaudited condensed consolidated summary of operations should be read in conjunction with the consolidated financial statements and notes included in the Company's latest quarterly report on Form 10-Q, its audited consolidated financial statements and the related notes included in the Company's latest annual report on Form 10-K and its latest Current Reports on Form 8-K as filed with the Securities and Exchange Commission.

(B)
Consolidated Cash Flow (“CCF”) represents net earnings (loss) before interest, income taxes, depreciation, amortization, loss from debt retirement and the effects of the Reorganization, including the effects of fresh-start accounting. The ACCF is defined as the CCF further adjusted to exclude certain cash and non-cash, non-recurring items. CCF and ACCF are not defined terms under GAAP. Neither CCF nor ACCF should be considered an alternative to operating income or net earnings (loss) as a measure of operating results. There are material limitations associated with making the adjustments to the Company's earnings to calculate CCF and ACCF and using these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures. For instance, CCF and ACCF do not include:

•	interest expense, and, because the Company has borrowed money in order to finance its operations, interest expense is a necessary element of its costs and ability to generate revenue;

•	depreciation and amortization expense, and, because the Company uses capital assets, depreciation and amortization expense is a necessary element of its costs and ability to generate revenue;

•	income tax expense, and because the payment of taxes is part of the Company's operations, tax expense is a necessary element of its costs and ability to operate; or

•	certain cash and non-cash, non-recurring items, and, because such non-recurring items can, at times, affect the Company's operating results, the exclusion of such items is a material limitation.

The Company presents CCF because it considers it an important supplemental measure of its performance and believes it is frequently used by the Company's investors and other interested parties, as well as by the Company's management, in the evaluation of companies in its industry, many of which present CCF when reporting their results. In addition, CCF provides additional information used by the Company's management and Board of Directors to facilitate internal comparisons to historical operating performance of prior periods. Further, the Company's management believes that CCF facilitates operating performance comparisons from period to period because it excludes potential differences caused by variations in capital structure (affecting interest expense), tax positions (such as the impact of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting depreciation expense).

The Company believes that the inclusion of supplementary adjustments to CCF applied in presenting ACCF are appropriate to provide additional information to investors about the performance of the business, and the Company is required to reconcile net earnings (loss) to ACCF to demonstrate compliance with debt covenants. While the determination of appropriate adjustments in the calculation of ACCF is subject to interpretation under the terms of

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

the 8.5% Notes, the Company's management believes the adjustments described below are in accordance with the covenants in the 8.5% Notes.

The following table reconciles net earnings (loss) to CCF and ACCF for the trailing four quarters ended October 1, 2011 and October 2, 2010:

	(1)	(2)	(3)	Trailing Four Quarters Ended
	Year Ended	For the first nine months of		(1)+(2)-(3)
	Dec. 31 2010	2011	2010	Oct. 1, 2011	Oct. 2, 2010
	(Dollar amounts in millions)
Net (loss) earnings	$(13.4)	$(55.1)	$(3.3)	$(65.2)	$479.1
(Benefit) provision for income taxes	(11.6)	(22.9)	(8.5)	(26.0)	71.5
Gain on reorganization items, net	—	—	—	—	(619.1)
Loss from debt retirement	—	33.8	—	33.8	—
Interest expense	95.7	81.0	69.9	106.8	95.4
Investment income	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)
Depreciation and amortization expense	91.7	71.8	72.7	90.8	90.8
Consolidated Cash Flow	$162.3	$108.5	$130.7	$140.1	$117.6
Pre-petition reorganization items (a)	—	—	—	—	15.1
Investment income	0.1	0.1	0.1	0.1	0.1
Non-recurring cash charges (b)	2.4	0.6	—	3.0	0.4
Gross run-rate cost savings and synergies (c)	4.2	17.8	—	22.0	—
Run-rate adjustment (d)	(4.2)	(0.5)	—	(4.7)	—
Other non-recurring items (e)	(3.0)	8.7	(3.0)	8.7	2.9
Non-cash impairment charges (f)	—	—	—	—	35.2
Share-based compensation expense	2.8	0.4	1.9	1.3	1.9
Net foreign exchange (gains) losses (g)	(0.3)	1.1	(0.4)	1.2	(0.8)
Restructuring (h)	5.2	6.0	2.0	9.2	3.0
Pro-forma effect of acquisitions (i)	39.6	0.9	30.6	9.9	1.1
Adjusted Consolidated Cash Flow	$209.1	$143.6	$161.9	$190.8	$176.5

(a)	Relates to pre-petition advisory and other fees related to the reorganization of the Company's capital structure.

(b)	Relates to miscellaneous non-recurring cash items which are limited by the covenants as defined in the indenture governing the 8.5% Notes.

(c)	Relates to the gross amount of run-rate cost savings and synergies as defined in the indenture governing the 8.5% Notes.

(d)
Per the indenture governing the 8.5% Notes, the amount of run-rate synergies taken within any trailing four quarter period shall not exceed 10% of adjusted consolidated cash flow, as defined, prior to giving effect to such run-rate synergies.

(e)	For the trailing four quarters ended October 1, 2011 includes severance expense of approximately $8.7 million related to the retirement of a Company executive.
For the trailing four quarters ended October 2, 2010 includes (1) a reserve of approximately $1.6 million related to certain assets of the Company's foreign subsidiaries and (2) approximately $1.3 million of expense related to an early lease termination charge.

(f)	Includes non-cash goodwill impairment charges as well as non-cash write-downs of certain of the Company's foreign subsidiaries.

(g)	Non-cash foreign exchange gains related to intercompany debt not indefinitely invested in the Company's subsidiaries.

(h)	Includes severance charges associated with reduction in workforce initiatives and charges related to the closure of certain of the Company's facilities.

(i)	Includes the pro-forma effect of the Company's acquisitions of Ergotron, Luxor and TV One as if each acquisition had occurred on the first day of the four-quarter reference period.